SUB-ITEM 77C: SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
CASH TRUST SERIES II
A Special Meeting of Shareholders of Cash Trust Series II, (the "Trust") was held on September 9, 2014.
On July 28, 2014, the record date for shareholders voting at the meeting, there were 27,373,642 total outstanding shares of the Corporation.
The following item was considered by shareholders of the Corporation and the results of their voting were as follows:
1. To approve or disapprove a proposed Agreement and Plan of Reorganization pursuant to which
Federated Treasury Obligations Fund (TOF), a portfolio of Money Market Obligations Trust would acquire all, or substantially all, of the assets of Federated Treasury Cash Series II
 (TCSII) in exchange for Trust
Shares of TOF to be distributed pro rata by TCSII to its shareholders of Cash II Shares, respectively, in a complete liquidation and dissolution of TCSII.

			Shares 			% of
% of
			Voted			Voted
Total

For                           4,266,030                     97.4%
                     52.1%
Withheld                     379,168                       2.5%
                     1.3%
Abstain                                   0                         0%
                              0%
Total










The Definitive Proxy Statement for this Special Meeting was filed with the Securities and Exchange
Commission on July 23, 2014, and is incorporated by reference.
 (File No. 811-5950)